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                     January 21, 2021

       Scott A. Tozier
       Chief Financial Officer
       ALBEMARLE CORPORATION
       4250 Congress Street, Suite 900
       Charlotte, North Carolina
       28209

       John Barichivich
       Financial Officer
       ALBEMARLE CORPORATION
       4250 Congress Street, Suite 900
       Charlotte, North Carolina
       28209

                                                        Re: ALBEMARLE
CORPORATION
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-12658

       Dear Mr. Tozier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences